Five Star Products, Inc.
10 East 40th Street
Suite 3110
New York, New York  10016

May 23, 2007

Kampner Realty, LLC
16 Mount Ebo Road South
Brewster, New York  10509

Attention:  Mr. Ronald Kampner

Re:	Agreement of Lease 1202 Metropolitan Avenue Brooklyn, New York 11237

Dear Ron:

Pursuant to that certain Agreement of Lease between Kempner Realty, LLC, as Landlord and Five Star Products, Inc., as Tenant covering the premises located at 1202 Metropolitan Avenue, Brooklyn, New York  11237 (the "Lease"), the Landlord and Tenant, as provided in the definition of "Fair Market Value" in the Lease, each retained appraisers to determine the Fair Market Value of the Premises.  The Landlord and Tenant have both received the appraisals of the Premises from the appraisers that each retained and such appraisals are different by 10% or less.  Pursuant to the Lease, the Fair Market Value is the average of the appraisals or Seven Million Seven Hundred Fifty Thousand U.S. Dollars ($7,750,000) (Tenant's appraisal being $7,500,000 and Landlord's appraisal being $8,000,000) subject to an annual adjustment of 3% as provided in the Lease.

Defined terms used in this letter unless otherwise defined herein shall have the meanings given such terms in the Lease.

Please acknowledge your agreement by signing below:

Very truly yours,

FIVE STAR PRODUCTS, INC.

		By:	/s/ John Belknap
Name: John Belknap
Title: President
AGREED:

KAMPNER REALTY, LLC

By:	/s/ Ronald Kampner
Name:	Ronald Kampner
Title:	Managing Member
Date:	6-11-07